<Stamped received Office
                                                       Of Secretary of State
                                                       1972 FEB 24 Apr 7 44
                                                       #29114>


ARTICLES OF  AMENDMENT TO THE
ARTICLES OF INCORPORATION  OF
G & L EQUIPMENT COMPANY

Pursuant to the Provisions of Section 16-10-54 of the Utah Business Corporation Act,the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1. Article V of the Articles of Incorporation lion presently provides as follows:

The general nature of the business of this corporation shall be to buy, and to sell and distribute, both wholesale and retail, all kinds of powered equipment and garden and lawn accessories; to buy, lease, acquire, hold, own, sell, let, or otherwise dispose of such Properly, both real and personal, as is necessary to carry on the above-stated business; to make and enter into contracts of every kind and nature incidental to the aforesaid business with any individual, firm, association, or corporation, private, public, or municipal, and with the government or public authorities of the United States or any state of division thereof, to do any and all of the things hereinabove set forth and such other things as are incidental or conducive to the attainment of the above business objects.

To engage in any other business or activity for profit which is permitted to a corporation by law, provided that the Board of Directors shall by resolution specify such business, businesses, activity or activities, and should special licenses or permits be required, such licenses or permits shall be secured prior to commencement of such business or activities.

Article V of the Articles of Incorporation is hereby amended to provide as follows:

The general nature of the business of this corporation shall be as follows:

1. To buy and to sell, or otherwise acquire or dispose of, both wholesale and retail, motorcycles, snowmobiles and other types of recreational or commercial vehicles and equipment.

2. To buy and to sell, or otherwise acquire or dispose of, both wholesale and retail, such parts, accessories and other items as may be related to recreational and commercial vehicles and equipment.

3. To service and to repair all types of recreational and commercial vehicles and equipment.

4. To buy, sell, acquire or dispose of, and to service or repair such other vehicles or equipment as may be related to the stated business of the corporation.

5. To acquire, by purchase, lease or otherwise, and to sell, convey or otherwise dispose of such property, both real and personal, as may be necessary to carry out the stated business of the corporation.

6. To transact such other business as may be necessary to carry out the business of the corporation.

2. Article VI of the Articles of Incorporation presently provides as follows:

The principal place of business of this corporation shall be at 1626 South State Street, Salt Lake City, Utah, but business, finance, and transfer offices may be established by the Board of Directors, and business may be transacted at any place or places in the United States, and meetings of the Board of Directors may be held for any transaction of any business of the corporation at such places outside of the State of Utah and elsewhere within said state than at its principal place of business as the Board of Directors may by resolution or by by-law provide.

Article VI of the Articles of Incorporation is hereby amended to provide as follows:

The principal place of business of this corporation shall be at 1522 South State Street, Salt Lake City, Utah 84115, but business, finance, and transfer offices may be established by the Board of Directors, and business may be transacted at any place or places in the United States, and meetings of the Board of Directors may be held for the transaction of any business of the corporation at such places outside of the State of Utah and elsewhere within said state than at its principal place of business as the Board of Directors may by resolution or by by-law provide.

3. Article IX of the Articles of Incorporation presently provides as follows:

In case a stockholder desires to sell his share or shares of stock, he must first offer them for sale to the remaining stockholders, it being the intention hereof to give them a preference in the purchase of the same, and any attempted sale in violation of this provision is null and void. A stockholder desiring to sell his stock shall file notice in writing of his intention with the secretary of the corporation, stating the terms of sale, and unless his terms are accepted by any or all of the other stockholders within 30 days thereafter, they shall be deemed to have waived their privilege of purchasing and he shall be at liberty to sell to anyone else.

Article IX of the Articles of Incorporation is hereby amended to provide:

There shall be no pre-emptive rights by existing shareholders to purchase the shares of stock of the corporation, and such shares may be sold by any shareholder lawfully entitled to sell said shares, and without any preference to existing shareholders.

4. A Article X of the Articles of Incorporation presently provides as follows:

This Corporation shall consist of a Board of Directors, and of the following officers: a President, a Vice-President, and a Secretary Treasurer. Said Board of Directors shall consist of five members, each of whom shall be the holder of at least one share of stock of this corporation in his own right as shown by the books of the company.

A director may hold more than one office and may be an officer of the corporation concurrently with his directorship tenure.

All directors of the corporation shall be elected annually by the holders of the stock of this corporation at the annual meeting hereinafter provided for and the directors shall choose and elect the officers of this corporation.
 Until the first annual meeting of the stockholders of this corporation
hereinafter   Provided for and the election and qualification of their
successors, W. A. McCormick shall be President and Director, W. W.
McCormick shall be Vice-President and Director, L. H. Kesler shall be Secretary -Treasurer and Director, Erma G. McCormick shall be a Director and Louise M. McCormick shall be a Director.

The term of office of the officers of this corporation shall be one year and until their successor or successors shall be elected and qualified.

Any vacancy caused by death, resignation, or removal shall be filled by the Board of Directors though less than a quorum, and any person or persons so appointed shall hold office until the next annual meeting of the stockholders of this corporation and until the election and qualification of their success or successors.

Any officer or director may resign at any time by filing with the President a written resignation.
Para. 1, Article X of the Articles of Incorporation is hereby amended to provide as follows:

This corporation shall consist of a Board of Directors, and of the following officers: a President, a Vice-President, and a Secretary-Treasurer. Said Board of Directors shall consist of three members none of which shall be required to be a shareholder of the corporation.

Dated this 28 day of December  1971.

                                               G & L EQUIPMENT COMPANY

                                           by /s/Maurice E. Morton
                                                 Maurice E. Morton,President


                                                 by /s/ Murray S. Williams
                                                     Murray S. Williams.
                                                     Secretary  Treasurer


                     CERTIFICATE OF AMENDMENTS

I, Murray S. Williams, hereby certify that I am the duly elected Secretary - Treasurer of G & L Equipment Company, and that the foregoing Amendments to the Articles of Incorporation of G & L Equipment Company were adopted by the shareholders of the corporation on December 28, 1971, in the manner prescribed by law.

STATE OF UTAH          )
                       : ss.                   /s/ Murray Williams
County of Salt Lake    )                       MURRAY WILLIAMS

 I, Jay D. Edmonds, a notary public, do hereby certify that on the 28 day 1971, personally appeared before me Maurice E. Morton and Murray S. Williams, who being first duly sworn, declared that they were the President and Secretary -Treasurer, respectively, of G & L Equipment Company; that they signed the foregoing and that the statements therein contained are true.

                                                  /s/ Jay D. Edmonds
                                               Jay  D. Edmonds, Notary Public
                                               Residing at Salt Lake City,Utah
 My commission expires April 28, 1973